RESOLUTION OF THE BOARD OF DIRECTORS

OF

ROAD MARSHALL, INC.

The following is a true copy of the resolution duly adopted by the Board of Directors of the Corporation at a special meeting, notice to this meeting having been waived, held this 29th day of September, 2015,

The Board of Director(s) which was present for this meeting & took active part therein was: Engchoon Peh, Zhencong Bai, Guojin Bai, Siew Phek Ong, Guobao Bai, Pek San Lam.

WHEREAS there has been presented to and considered by this meeting a Motion to issue Two Million Two Hundred Fifty Thousand Shares (2,250,000) of restricted common stock with a par value of .0001 to Guojin Bai. There has also been presented to and considered by this meeting a Motion to issue Two Million Two Hundred Fifty Thousand Shares (2,250,000) of restricted common stock with a par value of .0001 to Siew Phek Ong. Another Motion was presented to issue Two Million Two Hundred Fifty Thousand Shares (2,250,000) of restricted common stock with a par value of .0001 to Guobao Bai. A fourth Motion was presented and considered to issue Three Million Seven Hundred Fifty Thousand Shares (3,750,000) of restricted common stock with a par value of .0001 and Fifty Thousand Shares (50,000) of preferred stock, with every one share of preferred stock equating to the voting rights of one hundred shares of common stock, to Engchoon Peh. A fifth Motion was raised and considered to issue Two Million Two Hundred Fifty Thousand Shares (2,250,000) of restricted common stock with a par value of .0001 and Fifty Thousand Shares (50,000) of preferred stock, with every one share of preferred stock equating to the voting rights of one hundred shares of common stock, to Zhencong Bai. A final Motion was raised and considered to issue Two Million Two Hundred Fifty Thousand Shares (2,250,000) of restricted common stock with a par value of .0001 to Pek San Lam. All of these shares were issued for the comprehensive rights to the mobile application Road Marshall, which includes, but is not limited to, the code and rights to offer the application through various marketplaces.

NOW THEREFORE BE IT RESOLVED that the Board having considered this matter, and having opened the floor to all those who voice a preference in the issue, has unanimously decided and RESOLVED that Guojin Bai be issued 2,250,000 shares of restricted common stock, Siew Phek Ong be issued 2,250,000 shares of restricted common stock, Guobao Bai be issued 2,250,000 shares of restricted common stock, Engchoon Peh be issued 3,750,000 shares of restricted common stock as well as 50,000 shares of preferred stock, Zhencong Bai be issued 2,250,000 shares of restricted common stock as well as 50,000 shares of preferred stock, and Pek San Lam be issued 2,250,000 shares of restricted common stock. It has also been resolved that through the execution of this document and these share issuances that the Company become the owner to the comprehensive rights to the mobile application, "Road Marshall."

Said Motion is hereby passed and the corporate books, records and the Company shall file this Resolution in the corporate records.

DATED: September 29, 2015

Engchoon Peh (Chief Executive Officer)

Zhencong Bai (Chief Operating Officer)

Guojin Bai (Chief Technology Officer)

Siew Phek Ong (Chief Marketing Officer)